UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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KEARNY FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
October 31, 2012

For further information contact:
Craig L. Montanaro
President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP. TO
TEMPORARILY ADJOURN 2012 ANNUAL MEETING
UNTIL NOVEMBER 7, 2012

Fairfield, New Jersey, October 31, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company for Kearny Federal Savings Bank (the “Bank”) today announced that, in light of the recent catastrophic storm damage and flooding in New Jersey this week, it intends to temporarily adjourn its 2012 Annual Meeting until Wednesday, November 7, 2012 at 10:00 a.m. at the Crowne Plaza Hotel, located at 690 Route 46 East in Fairfield, New Jersey immediately after the Annual Meeting is convened on November 1, 2012.  No formal business will be conducted until the Annual Meeting is reconvened.

Craig L. Montanaro, President and Chief Executive Officer stated; “The Board has determined that it is in the best interests of shareholders that we focus our immediate efforts on getting our business operations and banking branches up and running and in supporting the needs of our communities, our customers and our employees.  The temporary adjournment will also make it more practical for our shareholders who have been affected by the storm to attend.”

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Monmouth, Essex, Union and Ocean Counties, New Jersey. Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.